EXHIBIT 4.15.3

Ministry of the Russian Federation for Communications

Amendment No. 3
to License No. 4879 (registration series A 001498)
dated August 30, 1996

Legal address on the title page of the License shall read as follows:

“460021, Orenburg, proezd Znamenskiy, 9a.”

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	A.N. Kiselyov

August 26, 2002

Head of the Department of the Organization of Licensing Activity	[Signature]	V.N. Ugrioumova
[Seal]

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